Exhibit 99.1

February 5, 2009	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS FOURTH QUARTER 2008 RESULTS;
UPDATES GUIDANCE FOR 2009
Company continues to deliver solid performance in a challenging economic environment
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its 13-week fourth quarter and 53-week fiscal year ended January 3, 2009 and updated guidance for 2009. In summary, Flowers Foods:
▪	Increased fourth quarter sales 31.2% and full year sales 18.6%.

▪	Improved net income 49.7% for the fourth quarter and 26.0% for the year, including a pre-tax asset impairment charge of $3.1 million related to closed bakeries.

▪	Delivered diluted earnings per share of $.34 for the quarter and $1.28 for fiscal 2008.

▪	Achieved branded retail sales increases of 28.6% in the fourth quarter and 19.3% for the year.

▪	Expects sales growth in fiscal 2009 of 12.6% to 14.5% and earnings per share increase of 7.0% to 15.6%.
George E. Deese, chairman, CEO, and president commented, “Our strong fourth quarter results completed an exceptional year for Flowers Foods despite a difficult economic environment. Our 2008 results show the strength of our business model, strategies, and, most importantly, our team. We delivered robust sales growth driven primarily by increased sales of Nature’s Own and Whitewheat breads, recent acquisitions, and positive price/mix shift. Our earnings growth was driven by our ongoing efforts to improve our operating and distribution efficiencies as well as our investments in product innovation and quality improvements.”
Fourth Quarter 2008 Results
For the 13-week fourth quarter of 2008, sales increased 31.2% to $621.6 million over the $473.7 million reported for last year’s 12-week fourth quarter. Net income for the quarter was $32.1 million, or $.34 per diluted share, an increase of 49.7% over the $21.4 million, or $.23 per diluted share, reported for the fourth quarter of fiscal 2007. Net income for the quarter includes a pre-tax asset impairment charge of $3.1 million related to two previously closed facilities and one bakery that was closed in the fourth quarter to take advantage of more efficient and better located production capacity provided by the recent acquisitions of Holsum and ButterKrust.
The sales increase of 31.2% was achieved through a favorable pricing/mix of 11.8% and an overall unit volume increase of 19.4%, of which 12.5% came from the acquisitions, 8.5% from the 53rd week, and unit volume decreases of 1.6%. The decrease in volume was primarily related to a decrease in the non-retail portion of the business. During the quarter, the company’s direct-store-delivery (DSD) sales grew at 34.9% due to favorable pricing/mix of 9.9% and a unit volume increase of 25.0%, of which acquisitions contributed 15.2% and the 53rd week contributed 8.4% of the unit volume increase. Sales through warehouse delivery increased 14.6%, reflecting positive pricing/mix of 12.2% and an overall unit volume increase of 2.4%, of which the 53rd week contributed 9.3% partially offset by a unit volume decrease of 6.9%. This decrease in volume was attributable to a decrease in contract manufacturing.
Gross margin as a percentage of sales for the quarter was 48.3% of sales compared to 48.7% in the fourth quarter of 2007. This decrease in margin was due to an increase in ingredient costs of 13%, excluding the acquisitions and the 53rd week, partially offset by pricing gains, lower packaging and labor costs as a percent of sales, and improved manufacturing efficiencies that resulted from strategic capital investments and better manufacturing controls.
Selling, marketing, and administrative costs as a percentage of sales for the fourth quarter were 36.7% of sales compared to 39.0% in the same quarter last year. The improvement as a percent of sales was due primarily to increased sales and lower employee-related costs as a percent of sales.
Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to the prior year quarter despite an increase in both depreciation and amortization resulting from the acquisitions. Net interest income for the quarter was $2.4 million lower than last year’s fourth quarter due to higher interest expense on debt incurred in connection with the recent acquisitions. The effective tax rate for the quarter was 35.5% as compared to 38.0% last year.
Operating margin for the quarter improved to 8.0% from 6.6% in the fourth quarter of 2007. EBITDA for the fourth quarter was $68.8 million, or 11.1% of sales, an increase of 47.8% over EBITDA for the fourth quarter of 2007.
Fiscal 2008 Results
For fiscal 2008, sales increased 18.6% to $2.41 billion over the $2.04 billion reported for fiscal 2007. Net income for the year was $119.2 million, or $1.28 per diluted share, an increase of 26.0% over the $94.6 million, or $1.02 per diluted share, reported last year. Net income for the year includes a pre-tax gain on the sale of a manufacturing facility of $2.3 million ($0.3 million net of closing expenses) and a pre-tax asset impairment charge of $3.1 million as previously discussed.

The sales increase of 18.6% was achieved through a favorable pricing/mix of 10.6%, unit volume increase of 8.0%, of which 5.0% came from acquisitions and 2.0% from the 53rd week. During the year, the company’s DSD sales grew at 21.2% due to favorable pricing/mix of 10.5% and a unit volume increase of 10.7%, with acquisitions contributing 6.2% and the 53rd week contributing 2.0% of the unit volume increase. Sales through warehouse delivery increased 7.2%, reflecting positive pricing/mix of 7.1% and relatively overall flat unit volume taking into consideration a 2.0% increase in unit volume attributable to the 53rd week, which was partially offset by a decline in unit volume of 1.9%.
Gross margin as a percentage of sales for the full year was 47.7% of sales compared to 49.0% in the prior year. The decrease in margin was caused by higher ingredient costs, which were partially offset by pricing gains, lower packaging and labor costs as a percent of sales, and improved manufacturing efficiencies. Ingredient costs were up 24% year over year excluding the acquisitions and the 53rd week.
Selling, marketing, and administrative costs as a percentage of sales for 2008 were 37.1% of sales compared to 38.7% in the prior year. The improvement as a percent of sales was due primarily to increased sales, lower employee-related costs as a percent of sales, and lower advertising costs as a percent of sales. Although energy costs rose during the year, logistics costs as a percent of sales decreased due to the company’s continued efforts to minimize miles traveled and to locate production closer to markets served.
Depreciation and amortization expenses for fiscal 2008 remained relatively stable as a percent of sales compared to the prior year despite an increase in both depreciation and amortization resulting from the acquisitions. Net interest income for the year was $1.1 million less than the prior year due to higher interest expense on debt incurred for the acquisitions. The higher interest expense was partially offset by higher interest income from new direct-store-delivery territories sold to independent distributors. The effective tax rate for the year was 35.6% as compared to 35.9% last year.
Operating margin for the year was 7.6%, as compared to 7.1% last year. EBITDA for the year was $256.0 million, or 10.6% of sales, an increase of 21.5% over EBITDA for 2007.
Net cash provided by operating activities remained strong at $94.9 million for the year. The company invested $86.9 million in capital expenditure projects during the year, including construction of a new bakery in Bardstown, Ky. This facility is scheduled to begin production in the spring of 2009. Shareholders received $53.2 million in dividend payments during the year, a payout ratio of 44.6%.

During the year, the company acquired 1,720,148 shares of its common stock under its share repurchase plan for $44.1 million, an average of $25.62 per share. Since the inception of the share repurchase plan, the company has acquired 20.9 million shares of its common stock for $324.5 million, an average of $15.56 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
During fiscal 2008, the company entered into a $150.0 million five-year senior unsecured term loan facility to partially fund the purchase of Holsum Bakery in Phoenix, Ariz., and ButterKrust Bakery in Lakeland, Fla.
Guidance for Fiscal 2009
For 2009, Flowers Foods expects another year of sustainable and dependable performance. Pointing out that the company’s fiscal year 2009 will be a 52-week year compared to 53 weeks in fiscal 2008, Deese said the company anticipates sales growth of 12.6% to 14.5% in the year ahead, with recent acquisitions accounting for 7.0% to 7.5% of the increase. Therefore, sales for fiscal 2009 are expected to be $2.720 billion to $2.765 billion. For 2009, net income is expected to be 4.7% to 5.0% of sales, or $127.8 million to $138.3 million. With approximately 93.3 million average shares outstanding, earnings per share are expected to be $1.37 to $1.48, an increase of 7.0% to 15.6% over fiscal 2008. Capital spending in fiscal 2009 is expected to be $75.0 million to $85.0 million, an amount that includes the completion of the bread line at the new bakery in Kentucky as well as maintaining and improving efficiencies in the company’s 38 existing bakeries.
Deese concluded, “Our brands are strong, our bakeries are efficient, and our strategies are sound. We expect to deliver another year of good performance in spite of the uncertain economic environment. Our team remains committed to delivering products that are a good value for consumers, extraordinary service for our customers, and dependable results for our shareholders.”
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its fourth quarter and full-year conference call over the Internet at 10:30 a.m. (Eastern) February 5, 2009. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 38 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 13 Week	For the 12 Week	For the 53 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/03/09	12/29/07	01/03/09	12/29/07
Sales	$621,592	$473,664	$2,414,892	$2,036,674
Materials, supplies, labor and other production costs	321,606	242,796	1,263,962	1,039,011
Selling, marketing and administrative expenses	228,081	184,539	894,800	787,821
Depreciation and amortization	18,994	15,504	73,312	66,094
Gain on sale	0	0	2,306	0
Asset impairment	(3,108)	0	(3,108)	0
Gain on insurance recovery	0	215	686	933

Income before interest, income taxes and minority interest (EBIT)	49,803	31,040	182,702	144,681
Interest income, net	184	2,554	7,349	8,404

Income before income taxes and minority interest (EBT)	49,987	33,594	190,051	153,085
Income tax expense	17,732	12,768	67,744	54,970

Income before minority interest	32,255	20,826	122,307	98,115
Minority interest in variable interest entity	(169)	605	(3,074)	(3,500)

Net income	$32,086	$21,431	$119,233	$94,615

Per share amounts:
Net income	$0.34	$0.23	$1.28	$1.02

Diluted weighted average shares outstanding	93,310	92,827	93,036	92,368

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 13 Week	For the 12 Week	For the 53 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/03/09	12/29/07	01/03/09	12/29/07
Sales:
Direct-Store-Delivery	$523,827	$388,341	$1,999,293	$1,649,092
Warehouse Delivery	97,765	85,323	415,599	387,582

	$621,592	$473,664	$2,414,892	$2,036,674

EBITDA:
Direct-Store-Delivery	$65,171	$46,119	$242,739	$199,349
Warehouse Delivery	9,949	8,529	41,215	40,038
Flowers Foods	(6,323)	(8,104)	(27,940)	(28,612)

	$68,797	$46,544	$256,014	$210,775

Depreciation and Amortization:
Direct-Store-Delivery	$15,485	$12,129	$57,447	$52,222
Warehouse Delivery	3,549	3,354	15,549	13,992
Flowers Foods	(40)	21	316	(120)

	$18,994	$15,504	$73,312	$66,094

EBIT:
Direct-Store-Delivery	$49,686	$33,990	$185,292	$147,127
Warehouse Delivery	6,400	5,175	25,666	26,046
Flowers Foods	(6,283)	(8,125)	(28,256)	(28,492)

	$49,803	$31,040	$182,702	$144,681

Note: During the second quarter of 2008, the company’s Tucker, Georgia operation was transferred from the Direct-Store-Delivery segment to the Warehouse Delivery segment. Prior year information has been reclassified to reflect this change for comparability purposes.

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

01/03/09
Assets
Cash and Cash Equivalents	$19,964
Other Current Assets	318,087
Property, Plant & Equipment, net	587,196
Distributor Notes Receivable (includes $12,105 current portion)	106,757
Other Assets	12,825
Cost in Excess of Net Tangible Assets, net	306,328

Total Assets	$1,351,157

Liabilities and Stockholders’ Equity
Current Liabilities	$240,444
Bank Debt (includes $15,000 current portion)	256,250
Other Debt and Capital Leases (includes $7,538 current portion)	30,167
Other Liabilities	180,242
Minority Interest in Variable Interest Entity	9,335
Common Stockholders’ Equity	634,719

Total Liabilities and Stockholders’ Equity	$1,351,157

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 13 Week	For the 53 Week
	Period Ended	Period Ended
	01/03/09	01/03/09
Cash flows from operating activities:
Net income	$32,086	$119,233
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	18,994	73,312
Asset impairment	3,108	3,108
Minority interest in variable interest entity	169	3,074
Stock compensation	1,323	10,594
Changes in assets and liabilities	(9,665)	(114,449)

Net cash provided by operating activities	46,015	94,872

Cash flows from investing activities:
Purchase of property, plant and equipment	(18,391)	(86,861)
Acquisitions, net of cash acquired	(1,990)	(170,077)
Other	(2,471)	(3,859)

Net cash disbursed for investing activities	(22,852)	(260,797)

Cash flows from financing activities:
Dividends paid	(13,912)	(53,223)
Stock options exercised	0	2,679
Income tax benefit related to stock awards	0	1,976
Stock repurchases	0	(44,072)
Payment of financing fees	(40)	(787)
Increase in book overdraft	1,488	6,702
Proceeds from debt borrowings	189,250	645,250
Debt and capital lease obligation payments	(197,368)	(392,614)

Net cash (disbursed for)/provided by financing activities	(20,582)	165,911

Net increase/(decrease) in cash and cash equivalents	2,581	(14)
Cash and cash equivalents at beginning of period	17,383	19,978

Cash and cash equivalents at end of period	$19,964	$19,964

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 13 Week	For the 53 Week
	Period Ended	Period Ended
	January 3, 2009	January 3, 2009
Net Income	$32,086	$119,233
Minority interest in variable interest entity	169	3,074
Income tax expense	17,732	67,744
Interest income, net	(184)	(7,349)
Depreciation and amortization	18,994	73,312

EBITDA	$68,797	$256,014